Filed Pursuant to Rule 424(b)(3)
Registration Number 333-129188
MEMORY PHARMACEUTICALS CORP.
Prospectus Supplement No. 2
Dated January 29, 2007
To the Prospectus Dated November 7, 2005
as supplemented by the Prospectus Supplement Dated March 21, 2006
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated November 7, 2005, as supplemented by the prospectus supplement dated March 21, 2006 (the prospectus as supplemented the “Prospectus”), relating to the resale of 16,112,158 shares of our common stock and 5,639,232 shares of our common stock issuable upon the exercise of warrants.
     The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect the distribution of shares of our common stock by Alta California Partners II, L.P. - New Pool, which is listed as a selling stockholder, to its partners, and the addition of these partners as selling stockholders.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.

     Our common stock is currently traded on the NASDAQ Global Market under the symbol “MEMY.”
     Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 3 of the Prospectus before investing in our securities.
     Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The references to Alta California Partners II, L.P. — New Pool in the “Selling Stockholders” table in the section entitled “Selling Stockholders” is hereby amended to reflect the distribution by Alta California Partners II, L.P. — New Pool of its holdings of our common stock to its respective partners.
     The following table sets forth as of January 26, 2007: (i)  the name of each of the entities and individuals who received shares as a result of the distribution (the “Additional Selling Stockholders”), (ii) the number of shares of common stock beneficially owned by such entities and individuals immediately following the distribution, and (iii) the percentage of shares of common stock beneficially owned after the completion of the offering, based on 67,655,132 shares of our common stock outstanding as of January 26, 2007.
      The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by Alta California Partners II, L.P. — New Pool on January 26, 2007.
     Except for the entry for Alta California Partners II, L.P. — New Pool in the “Selling Stockholders” table, the “Selling Stockholders” table and section of the Prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

	Number of Shares of		Number of Shares of
	Common Stock	Number of Shares of	Common Stock	Shares of Common Stock
	Beneficially Owned	Common Stock	Underlying Warrants	Beneficially Owned After
	Prior to the	Registered for Sale	Registered for Sale	the Completion of Offering
Name of Selling Stockholder	Offering	Hereby	Hereby	Number	Percent
Alta California Partners II, L.P. — New Pool (3)	184,210	—	184,210	184,210	*
Bank of America, N.A. & Harrison H Augur Co-Trustees Laura TH Hoblitzelle Trust U/A DTD 2/1/1929 FBO Christopher Augur	271	138	—	133	*
Bank of America, N.A. & Harrison H. Augur Co-Trustees Laura TH Hoblitzelle Trust U/A DTD 2/1/1929 FBO Harrison H. Augur	273	140	—	133	*
Bank of America, N.A. & Harrison H. Augur Co-Trustees Laura TH Hoblitzelle Trust U/A DTD 2/1/1929 FBO Newell A. Augur Jr.	273	140	—	133	*
Bank of America, NA and Harrison H. Auguar Co-Trustees Laura TH Hoblitzelle Trust U/A dtd 2/1/29 FBO Trimble Augur	818	419	—	399	*
Brian E. Cobb	1,269	670	—	599	*
California Public Employees’ Retirement System	708,487	251,381	—	457,106	*
Continental Investments Corporation, LLC	10,789	8,379	—	2,410	*
Daniel Janney and Noelle Montgomery Family Trust DTD 5/26/98	2,273	660	—	1,613	*
Deleage Grandchildren’s Trust	681	388	—	293	—
Eileen McCarthy	435	118	—	317	*
Elliot B. & Pascale V. Evers Revocable Trust	1,856	1,257	—	599	*
Garrett Gruener	3,155	777	—	2,378	*
Guy Nohra and Linda Nohra Living Trust DTD 6/1/00	2,707	777	—	1,930	*
Jean Deleage	2,386	390	—	1,996	*
KHALED NASR	342	118	—	224	*

	Number of Shares of		Number of Shares of
	Common Stock	Number of Shares of	Common Stock	Shares of Common Stock
	Beneficially Owned	Common Stock	Underlying Warrants	Beneficially Owned After
	Prior to the	Registered for Sale	Registered for Sale	the Completion of Offering
Name of Selling Stockholder	Offering	Hereby	Hereby	Number	Percent
Landmark Equity Partners X, L.P.	97,736	35,365	—	62,371	*
Landmark IAM Partnership, LP	20,478	7,410	—	13,068	*
Lockard/Marduel Revocable Trust	5,214	660	—	4,554	*
Silicon Valley Bancshares	1,564	566	—	998	*
STRAIN FAMILY TRUST dtd June 26, 2005	415	59	—	356	*
Teachers’ Insurance and Annuity Association of America	208,914	83,793	—	125,121	*
Timothy P. Neher	3,128	1,132	—	1,996	*

*	Represents less than 1%.

(3)	The Registrant has been advised by Alta California Partners II, LP — New Pool that on January 26, 2007, it distributed an aggregate of 3,947 shares of our common stock purchased in the private placement to its general partner, Alta California Management Partners II, LLC — New Pool, which immediately distributed those shares to certain of the entities/individuals listed in the table above.
The Registrant has been advised that Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney and Alix Marduel, M.D. (collectively, the “Principals”) of Alta Partners, a venture capital firm, are members of (i) Alta California Management Partners II, LLC, which is the general partner of Alta California Partners II, L.P. (“Alta California Partners”), (ii) Alta California Management Partners II, LLC — New Pool, which is the general partner of Alta California Partners II, L.P. — New Pool (“Alta New Pool”), and (iii) Alta Embarcadero Partners II, LLC (“Alta Embarcadero”). The Principals may be deemed to share voting and investment control for the shares held by Alta California Partners, Alta New Pool and Alta Embarcadero. The Principals disclaim beneficial ownership of the shares held by Alta California Partners, Alta New Pool and Alta Embarcadero except to the extent of their pecuniary interests therein. Dr. Marduel served as a member of our Board of Directors from December 1998 to December 2004. The warrants issued in the private placement became exercisable on March 22, 2006. For purposes of this prospectus supplement, the warrants held by Alta California Partners II, L.P.- New Pool are included in the number of shares beneficially owned prior to the offering. The warrants are also included in the number and percentage of shares owned after the offering.